Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Jana Haynes	Wendy Watkins
(507) 437-5248	(507) 437-5355
jlhaynes@hormel.com	media@hormel.com

HORMEL FOODS REPORTS THIRD QUARTER EARNINGS AND RAISES FULL YEAR EARNINGS GUIDANCE

AUSTIN, Minn. (August 19, 2015) – Hormel Foods Corporation (NYSE: HRL) today reported record performance for the fiscal year 2015 third quarter.  All comparisons are to the third quarter of fiscal 2014.

SUMMARY

♦           Record diluted EPS of $0.54; non-GAAP1 diluted EPS of $0.56 excluding Applegate Farms, LLC (“Applegate”) transaction costs of $8.6 million or $0.02 per share.

♦           2015 non-GAAP1 adjusted earnings guidance range increased to $2.57 to $2.63 per share2, includes neutral full year impact of Applegate acquisition.

♦           Record volume sales, up 3 percent; dollar sales of $2.2 billion, down 4 percent.

♦           Refrigerated Foods segment operating profit up 9 percent (including Applegate transaction costs of $8.6 million); volume up 2 percent; dollar sales down 11 percent.

♦           Jennie-O Turkey Store segment operating profit down 45 percent; volume down 16 percent; dollar sales down 12 percent.  Decreases reflect the substantial impact of the avian influenza outbreak earlier this year.

♦           Grocery Products segment operating profit up 57 percent; volume up 10 percent; dollar sales up 8 percent.  Excluding incremental net sales of MegaMex Foods products, volume and dollar sales flat.

♦           Specialty Foods segment operating profit up 79 percent; volume up 26 percent; dollar sales up 31 percent.  Excluding incremental sales of CytoSport Holdings, Inc. (“CytoSport”) products, volume up 1 percent and dollar sales down 7 percent.

♦           International & Other segment operating profit up 3 percent; volume down 4 percent; dollar sales down 6 percent.

On a GAAP basis, the company reported fiscal 2015 third quarter net earnings of $146.9 million, up 6 percent from net earnings of $138.0 million a year earlier.  Diluted earnings per share for the quarter were $0.54 this year compared to $0.51 per share last year.

Excluding Applegate transaction costs, the company reported fiscal 2015 third quarter non-GAAP1 net earnings of $152.5, up 11 percent from net earnings of $138.0 million a year earlier.  Non-GAAP1 diluted earnings per share for the quarter were $0.56, up 10 percent compared to $0.51 per share last year.

Sales for the quarter were $2.2 billion, down 4 percent from the same period in fiscal 2014.

COMMENTARY

“Our balanced business model prevailed once again this quarter, as we were able to overcome the significant challenge of avian influenza in our Jennie-O Turkey Store segment to deliver record earnings and volume sales,” said Jeffrey M. Ettinger, chairman of the board, president and chief executive officer.  “Grocery Products drove earnings growth with favorable input costs and increased sales of HORMEL® chili and SKIPPY® peanut butter.  Specialty Foods also delivered excellent results, as the team continues to increase sales of MUSCLE MILK® protein nutrition products, and improve the cost structure and synergies between our CytoSport and Century Foods businesses.  Revenues were down for the quarter, impacted by lower pricing due to declining pork markets affecting our Refrigerated Foods and International segments, and the loss of sales related to avian influenza in the Jennie-O Turkey Store segment.

“I am pleased to welcome the Applegate team to Hormel Foods now that we finalized the acquisition in mid-July,” commented Ettinger.  “Together we will expand our offerings in the high-growth natural and organic meat category, allowing us to reach even more consumers with the APPLEGATE® brand.”

SEGMENT OPERATING HIGHLIGHTS – THIRD QUARTER

Refrigerated Foods (48% of Net Sales, 41% of Total Segment Operating Profit)

Segment profit for Refrigerated Foods increased 9 percent, including transaction costs associated with the Applegate acquisition completed on July 13, 2015.  Dollar sales were down 11 percent this quarter on 2 percent higher volume, reflecting lower pricing compared to last year’s record high pork markets.  Sales growth of value-added items were led by retail sales of HORMEL® pepperoni and HORMEL® GATHERINGSTM party trays and foodservice sales of HORMEL® NATURAL CHOICE® deli meats and HORMEL® FIRE BRAISEDTM meats.

Jennie-O Turkey Store (15% of Net Sales, 15% of Total Segment Operating Profit)

Jennie-O Turkey Store segment profits declined 45 percent and sales were down 12 percent reflecting the substantial impact of the avian influenza outbreak earlier this year, as previously lost flocks created considerable volume shortfalls in plant operations and sales.

Grocery Products (18% of Net Sales, 23% of Total Segment Operating Profit)

Grocery Products segment profit increased 57 percent, benefiting from lower input costs.  Sales grew 8 percent, including the additional net sales of MegaMex Foods products not reflected in the prior year.  Increased sales of HORMEL® chili and SKIPPY® peanut butter, along with WHOLLY GUACAMOLE® dips in our MegaMex Foods joint venture, contributed to the gains.

Specialty Foods (13% of Net Sales, 13% of Total Segment Operating Profit)

Specialty Foods delivered a 79 percent increase in segment profits, with a sales increase of 31 percent.  Results were primarily driven by the addition of MUSCLE MILK® protein nutrition products and synergies captured within the CytoSport and Century Foods supply chain.

International & Other (6% of Net Sales, 8% of Total Segment Operating Profit)

International & Other segment profit increased 3 percent, driven by higher royalties and strong performance by our China businesses.  Sales were down 6 percent.  Increased sales of SKIPPY® peanut butter did not fully offset the declines in pork exports which were hampered by soft demand in several key markets.

OUTLOOK

“Looking forward to the fourth quarter, we expect a strong finish to the year from our Specialty Foods segment with the fast-paced growth and improved cost structure of our MUSCLE MILK® protein nutrition products,” remarked Ettinger.  “While Jennie-O Turkey Store will continue to show year-over-year declines due to the impact of avian influenza, we are pleased with our team’s ability to navigate this difficult challenge.  Our International segment will face headwinds in the pork export markets over the near term.  We look for Refrigerated Foods and Grocery Products to continue to drive earnings increases with input cost tailwinds and growth in key value-added products.”

“We are raising our 2015 non-GAAP1 earnings guidance range to $2.57 to $2.63 per share2, up from our previously stated non-GAAP1 guidance range of $2.50 to $2.60 per share.  The updated guidance represents a 15 to 18 percent earnings increase over a record performance in fiscal 2014,” stated Ettinger.

DIVIDENDS

Effective August 17, 2015, the company paid its 348th consecutive quarterly dividend at the annual rate of $1.00.

CONFERENCE CALL

A conference call will be webcast at 8:00 a.m. CT on Wednesday, August 19, 2015. Access is available at www.hormelfoods.com.  The call will also be available via telephone by dialing 888-417-8465 and providing the access code 1732023.  An audio replay is available by calling 888-203-1112 and entering access code 1732023.  The audio replay will be available beginning at 11:00 a.m. CT on Wednesday, August 19, 2015, through 11:00 a.m. CT on Wednesday, September 2, 2015.  The webcast replay will be available at 11:00 a.m. CT, Wednesday, August 19, 2015, and will remain on our website for one year.

1 COMPARISON OF U.S. GAAP TO NON-GAAP FINANCIAL MEASUREMENTS

The non-GAAP adjusted financial measurements are presented to provide investors additional information to facilitate the comparison of past and present operations.  The non-GAAP adjusted financial measurements are used for internal purposes to evaluate the results of operations and to measure a component of certain employee incentive plans in fiscal year 2015.  Non-GAAP measurements are not intended to be a substitute for U.S. GAAP measurements in analyzing financial performance.  These non-GAAP measurements are not in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies.

2 ADJUSTED EARNINGS PER SHARE GUIDANCE

Full year fiscal 2015 non-GAAP adjusted diluted net earnings per share excludes first quarter fiscal 2015 nonrecurring charges of $0.05 relating to the closure of the Stockton, California, manufacturing facility and the exit from international joint venture businesses.  There is no adjustment on a full year basis for the Applegate acquisition.  Subtracting the excluded nonrecurring charges relating to the closure of the Stockton, California, manufacturing facility and the exit from international joint venture businesses from the non-GAAP adjusted diluted earnings per share guidance range of $2.57 to $2.63 per share results in a U.S. GAAP diluted earnings per share guidance range for fiscal year 2015 of $2.52 to $2.58 per share.  Adjusted diluted earnings per share provides shareholders a more clear view of comparable results.

About Hormel Foods

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring branded, value-added products to the global marketplace. The company is a member of the Standard & Poor’s (S&P) 500 Index, S&P 500 Dividend Aristocrats for 2014, was named the 2013 Sustainable Supply Chain of the Year by Refrigerated & Frozen Foods magazine, and was again named one of “The 100 Best Corporate Citizens” by Corporate Responsibility Magazine for the seventh year in a row. Hormel Foods was also recognized as a 2015 Military Friendly Employer by G.I. Jobs magazine, on the 2015 Best for Vets Employers List by Military Times, and was named one of the 2015 40 Best Companies for Leaders by Chief Executive magazine. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit http://www.hormelfoods.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statement regarding Forward-Looking Statements and Risk Factors on pages 34 - 40 in the company’s Form 10-Q for the fiscal quarter ended April 26, 2015, which includes information about the risk of outbreaks of disease among livestock and poultry flocks to the company’s revenues and operating margins.  The company’s Form 10-Q can be accessed at www.hormelfoods.com under “Investors-SEC Filings.”

Segment Data

Fiscal 2015 Third Quarter Segment Operating Results (dollars in thousands)

	THIRD QUARTER – 13 WEEKS ENDED

NET SALES	July 26, 2015	July 27, 2014	% Change
Grocery Products	$388,094	$359,549	7.9
Refrigerated Foods	1,056,125	1,192,624	(11.4)
Jennie-O Turkey Store	336,533	382,647	(12.1)
Specialty Foods	282,774	216,406	30.7
International & Other	125,061	133,721	(6.5)
Total	$2,188,587	$2,284,947	(4.2)

OPERATING PROFIT
Grocery Products	$53,108	$33,781	57.2
Refrigerated Foods	97,692	90,028	8.5
Jennie-O Turkey Store	35,374	64,756	(45.4)
Specialty Foods	31,190	17,378	79.5
International & Other	19,251	18,696	3.0
Total segment operating profit	236,615	224,639	5.3
Net interest and investment expense (income)	2,941	1,522	93.2
General corporate expense	5,473	11,174	(51.0)
Noncontrolling interest	18	1,039	(98.3)
Earnings before income taxes	$228,219	$212,982	7.2

	YEAR TO DATE – 39 WEEKS ENDED

NET SALES	July 26, 2015	July 27, 2014	% Change
Grocery Products	$1,195,110	$1,153,099	3.6
Refrigerated Foods	3,222,851	3,432,289	(6.1)
Jennie-O Turkey Store	1,215,464	1,162,472	4.6
Specialty Foods	833,472	629,561	32.4
International & Other	396,108	395,064	0.3
Total	$6,863,005	$6,772,485	1.3

OPERATING PROFIT
Grocery Products	$149,810	$145,013	3.3
Refrigerated Foods	313,681	250,724	25.1
Jennie-O Turkey Store	202,990	177,109	14.6
Specialty Foods	70,910	57,767	22.8
International & Other	55,018	62,116	(11.4)
Total segment operating profit	792,409	692,729	14.4
Net interest and investment expense (income)	6,836	6,842	(0.01)
General corporate expense	18,550	27,242	(31.9)
Noncontrolling interest	964	2,765	(65.1)
Earnings before income taxes	$767,987	$661,410	16.1

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited) (In thousands, except per share amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	July 26, 2015	July 27, 2014	July 26, 2015	July 27, 2014

Net sales	$2,188,587	$2,284,947	$6,863,005	$6,772,485

Cost of products sold	1,779,197	1,920,948	5,549,454	5,631,086

GROSS PROFIT	409,390	363,999	1,313,551	1,141,399

Selling, general and administrative	184,627	153,035	554,659	485,009

Equity in earnings of affiliates	6,396	3,540	15,930	11,862

OPERATING INCOME	231,159	214,504	774,822	668,252

Other income & expenses:
Interest & investment income (expense)	189	1,603	2,455	2,470
Interest expense	(3,129)	(3,125)	(9,290)	(9,312)

EARNINGS BEFORE INCOME TAXES	228,219	212,982	767,987	661,410

Provision for income taxes	81,263	73,968	268,166	227,232
(effective tax rate)	35.61%	34.73%	34.92%	34.36%

NET EARNINGS	146,956	139,014	499,821	434,178
Less: net earnings attributable to noncontrolling interest	18	1,039	964	2,765
NET EARNINGS ATTRIBUTABLE TO HORMEL FOODS CORPORATION	$146,938	$137,975	$498,857	$431,413

NET EARNINGS PER SHARE
Basic	$0.56	$0.52	$1.89	$1.63
Diluted	$0.54	$0.51	$1.85	$1.60

WEIGHTED AVG. SHARES OUTSTANDING
Basic	264,258	263,983	263,987	263,887
Diluted	270,602	270,400	270,369	270,345

DIVIDENDS DECLARED
PER SHARE	$0.25	$0.20	$0.75	$0.60

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(In thousands)

	July 26, 2015	October 26, 2014
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$349,169	$334,174
Accounts receivable	549,056	609,526
Inventories	984,452	1,054,552
Income taxes receivable	15,466	25,678
Deferred income taxes	81,407	86,853
Prepaid expenses	17,376	15,250
Other current assets	6,850	6,738

TOTAL CURRENT ASSETS	2,003,776	2,132,771

INTANGIBLES	2,527,874	1,781,296

OTHER ASSETS	557,621	539,785

PROPERTY, PLANT & EQUIPMENT, NET	1,001,810	1,001,767

TOTAL ASSETS	$6,091,081	$5,455,619

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

TOTAL CURRENT LIABILITIES	$1,245,107	$954,692

LONG-TERM DEBT – LESS CURRENT MATURITIES	250,000	250,000

OTHER LONG-TERM LIABILITIES	659,962	638,871

SHAREHOLDERS’ INVESTMENT	3,936,012	3,612,056

TOTAL LIAB. & SHAREHOLDERS’ INVESTMENT	$6,091,081	$5,455,619

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited) (In thousands)

	Thirty-Nine Weeks Ended
	July 26, 2015	July 27, 2014

OPERATING ACTIVITIES
Net earnings	$499,821	$434,178
Depreciation and amortization of intangibles	99,027	97,134
Decrease (increase) in working capital	66,769	(138,370)
Other	24,628	1,424
NET CASH PROVIDED BY OPERATING ACTIVITIES	690,245	394,366

INVESTING ACTIVITIES
Acquisitions of businesses/intangibles	(768,339)	(41,876)
Net purchases of property/equipment	(81,778)	(103,259)
Decrease in investments, equity in affiliates, and other assets	3,424	905
NET CASH USED IN INVESTING ACTIVITIES	(846,693)	(144,230)

FINANCING ACTIVITIES
Proceeds from short-term debt	350,000	-
Dividends paid on common stock	(184,761)	(150,360)
Share repurchase	-	(28,068)
Other	8,693	26,310
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	173,932	(152,118)
Effect of exchange rate changes on cash	(2,489)	(1,055)
INCREASE IN CASH AND CASH EQUIVALENTS	14,995	96,963
Cash and cash equivalents at beginning of year	334,174	434,014
CASH AND CASH EQUIVALENTS AT END OF QUARTER	$349,169	$530,977